EXHIBIT 99

JANUARY 10, 2004 PRESS RELEASE OF FIRST RELIANCE BANCSHARES, INC.

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[LOGO OF FIRST RELIANCE BANCSHARES, INC.]

Contact:	Van Rowell	Rick Saunders

	Marketing First Reliance Bank 2170 W. Palmetto St. Florence, SC 29501 (843) 269-0264 vrowell@firstreliance.com	President & CEO First Reliance Bank 2170 W. Palmetto St. Florence, SC 29501 (843) 656-5000 rsaunders@firstreliance.com

FOR IMMEDIATE RELEASE

FIRST RELIANCE BANCSHARES, INC. SURPASSES $1 MILLION IN YEAR-TO-

DATE AFTER TAX EARNINGS FOR 2003

January 10, 2004 (Florence, SC) – First Reliance BancShares, Inc. announced record earnings for 2003 with results surpassing $1.419 million in annual pre-tax earnings and year-to-date after tax earnings of $1.016 million.

“We capitalized on our momentum from 2002 to advance in several key areas over the course of 2003,” said Rick Saunders, President & CEO. “The bank has realized substantial savings in operational expenses since the completion of our new Operations Center which allowed us to implement In-House Data Processing with equipment and software purchased from Jack Henry and Associates, Inc. The bank also recently received regulatory approval to open a branch in Lexington, SC. in December 2003 which put our statewide expansion plans ahead of schedule.”

As of December 31, 2003, First Reliance BancShares, Inc. reported total assets of $180.4 million, total deposits of $139.4 million, total loans of $140.3 million, year-to-date after tax earnings of $1.016 million, and earnings-per-share of $0.13 for the fourth quarter.

Total assets for the year 2003 were approximately 55.3% higher than the $116.1 million in total assets the Bank reported at the same time last year; total deposits grew 39.0%, from $100.3 million, and total loans grew 72.1%, from $81.5 million.

Earnings of $1,015,799 for 2003 are an increase of 13.59% over earnings posted at the same time last year and their pre-tax earnings of $1,419,383 mark the second time since the bank’s inception in 1999 that annual pre-tax earnings exceeded $1 million.

“We’ve experienced strong financial growth in 2003 despite a lagging economy,” noted Jeff Paolucci, Senior Vice President and Chief Financial Officer. “We’re beginning to see the positive results of wise decisions and strategies implemented to build a strong foundation for future growth and success.”

First Reliance Bank is a locally owned and operated community bank in Florence County. For more information visit: www.firstreliance.com

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